EXHIBIT 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Shareholders of Hines Horticulture, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Hines Horticulture, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s Management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by Management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on March 27, 2002, the Company sold the assets of its wholly owned subsidiary Sun Gro Horticulture, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Disposal of Long Lived Assets.”

PRICEWATERHOUSECOOPERS LLP

Orange County, California

March 26, 2003, except for the second paragraph of note 15 as to which the date is September 10, 2003.

HINES HORTICULTURE, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,
	2002	2001
ASSETS
CURRENT ASSETS:
Cash	$—	$—
Accounts receivable, net of allowance for doubtful accounts of $1,997 and $1,303	25,838	28,182
Inventories	169,981	164,675
Prepaid expenses and other current assets	6,672	2,322
Assets of discontinued operations, held for sale	—	40,134

Total current assets	202,491	235,313

FIXED ASSETS, net of accumulated depreciation and depletion of $38,102 and $30,106	140,239	142,387
DEFERRED FINANCING EXPENSES, net of accumulated amortization of $10,958 and $8,291	7,137	8,317
ASSETS OF DISCONTINUED OPERATIONS, HELD FOR SALE	—	95,029
DEFERRED INCOME TAXES	12,966	7,727
GOODWILL, net of accumulated amortization of $0 and $10,195	42,979	121,371

	$405,812	$610,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,321	$12,824
Accrued liabilities	10,911	8,450
Accrued payroll and benefits	6,845	7,091
Accrued interest	6,034	2,904
Long-term debt, current portion	17,585	43,159
Borrowings on revolving credit facility	72,750	100,000
Liabilities of discontinued operations, held for sale	—	37,097
Deferred income taxes	63,994	64,874

Total current liabilities	190,440	276,399

LONG-TERM DEBT	164,829	209,639
INTEREST RATE SWAP AGREEMENT	8,741	7,117
LIABILITIES OF DISCONTINUED OPERATIONS, HELD FOR SALE	—	28,244
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS’ EQUITY
Common Stock
Authorized—60,000,000 shares, $.01 par value; Issued and outstanding—22,072,549 shares at December 31, 2002 and 2001	221	221
Additional paid-in capital	128,781	128,781
Deficit	(85,985)	(33,282)
Cumulative foreign currency translation adjustments	—	(5,200)
Accumulated other comprehensive loss	(1,215)	(1,775)

Total shareholders’ equity	41,802	88,745

	$405,812	$610,144

The accompanying notes are an integral part of these consolidated financial statements.

HINES HORTICULTURE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	Year Ended December 31,
	2002	2001	2000
Sales, net	$336,546	$326,973	$304,202
Cost of goods sold	166,994	156,490	143,262

Gross profit	169,552	170,483	160,940

Selling and distribution expenses	99,154	94,082	85,046
General and administrative expenses	25,976	25,422	25,028
Other operating income	(2,792)	(1,215)	—
Amortization of goodwill	—	3,686	3,124

Total operating expenses	122,338	121,975	113,198

Operating income	47,214	48,508	47,742
Other expenses
Interest expense	25,205	29,332	27,441
Interest rate swap agreement expense	2,573	4,114	—
Amortization of deferred financing expense	4,383	4,742	1,630
Loss on debt extinguishment	1,739	—	—

	33,900	38,188	29,071

Income before provision for income taxes, discontinued operations extraordinary item and cumulative effect of change in accounting principle	13,314	10,320	18,671
Income tax provision	5,456	4,627	8,034

Income from continuing operations before discontinued operations, extraordinary item and cumulative effect of change in accounting principle	7,858	5,693	10,637
(Loss) income from discontinued operations, net of tax expense (benefit) of $10,442, $11,316 and ($4,225)	(5,413)	(2,268)	1,801
Cumulative effect of change in accounting principle, net of tax of $23,609	(55,148)	—	—

Net (loss) income	$(52,703)	$3,425	$12,438

Basic and diluted earnings per share:
Income per common share from continuing operations	$0.36	$0.26	$0.48
(Loss) income per common share from discontinued operations	$(0.25)	$(0.10)	$0.08
Cumulative effect of change in accounting principle	$(2.50)	$—	$—

Total net (loss) income per common share	$(2.39)	$0.16	$0.56

Weighted average shares outstanding – Basic	22,072,549	22,072,549	22,072,549

Weighted average shares outstanding – Diluted	22,078,012	22,091,208	22,072,549

The accompanying notes are an integral part of these consolidated financial statements.

HINES HORTICULTURE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Dollars in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Notes Rec. Stock Sales	Deficit	Accumulated Other Comprehensive Loss	Shareholders’ Equity (Deficit)	Comprehensive Income
	Number of Shares	Amount
BALANCE, December 31, 1999	22,072,549	$221	$127,938	$(173)	$(49,145)	$(4,091)	$74,750

Net income	—	—	—	—	12,438	—	12,438	12,438
Cumulative foreign currency translation adjustments	—	—	—	—	—	(767)	(767)	(767)
Issuance of warrants	—	—	843	—	—	—	843	—
Payments received on notes receivable from stock sales	—	—	—	143	—	—	143	—

BALANCE, December 31, 2000	22,072,549	221	128,781	(30)	(36,707)	(4,858)	87,407	$11,671

Net income	—	—	—	—	3,425	—	3,425	3,425
Cumulative foreign currency translation adjustments	—	—	—	—	—	(342)	(342)	(342)
Accumulated other comprehensive loss	—	—	—	—	—	(1,775)	(1,775)	(1,775)
Payments received on notes receivable from stock sales	—	—	—	30	—	—	30	—

BALANCE, December 31, 2001	22,072,549	221	128,781	—	(33,282)	(6,975)	88,745	$1,308

Net loss	—	—	—	—	(52,703)	—	(52,703)	(52,703)
Cumulative foreign currency translation adjustments	—	—	—	—	—	5,200	5,200	5,200
Accumulated other comprehensive income	—	—	—	—	—	560	560	560

BALANCE, December 31, 2002	22,072,549	$221	$128,781	$—	$(85,985)	$(1,215)	$41,802	$(46,943)

The accompanying notes are an integral part of these consolidated financial statements.

HINES HORTICULTURE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(52,703)	$3,425	$12,438
Loss (income) from discontinued operations	5,413	2,268	(1,801)
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	55,148	—	—
Depreciation, depletion and amortization	8,565	12,436	10,582
Amortization of deferred financing costs	4,383	4,742	1,630
Interest rate swap agreement expenses	2,573	4,114	—
Loss on early retirement of debt	1,739	—	—
Deferred income taxes	5,456	4,508	8,034
Gain on sale of fixed assets	(2,793)	—	—

	27,781	31,493	30,883
Change in working capital accounts, net of acquisitions:
Accounts receivable	2,344	(1,428)	(6,959)
Inventories	(5,306)	(11,550)	(15,804)
Prepaid expenses and other current assets	42	(442)	768
Accounts payable and accrued liabilities	4,851	8,478	(6,050)

Net cash provided by operating activities	29,712	26,551	2,838

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(7,209)	(18,178)	(29,686)
Proceeds from sale of fixed assets	3,584	—	—
Proceeds from sale of discontinued operations	118,948	—	—
Acquisitions, net of cash acquired	(1,265)	(9,211)	(112,275)
Net cash used by discontinued operations	(4,320)	(1,497)	(7,800)

Net cash provided by (used in) investing activities	109,738	(28,886)	(149,761)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (repayments) borrowings on revolving line of credit	(27,250)	20,500	44,750
Proceeds from the issuance of long-term debt	—	—	121,216
Repayments of long-term debt	(108,000)	(18,195)	(9,707)
Deferred financing costs	(4,200)	—	(9,479)
Repayments of notes receivables from stock sales	—	30	143

Net cash (used in) provided by financing activities	(139,450)	2,335	146,923

NET DECREASE IN CASH	—	—	—
CASH, beginning of period	—	—	—

CASH, end of period	$—	$—	$—

Supplemental disclosure of cash flow information:
Cash paid for interest – Continuing Operations	$22,797	$31,710	$34,542
Cash paid for interest – Discontinued Operations	$528	$3,743	$5,221
Cash paid for income taxes – Continuing Operations	$81	$—	$—
Cash paid for income taxes – Discontinued Operations	$1,162	$727	$1,698

The accompanying notes are an integral part of these consolidated financial statements.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except for per share data)

1.    Description of Business and Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

Hines Horticulture, Inc. (“Hines” or the “Company”), a Delaware corporation, currently produces and distributes horticultural products through its wholly owned subsidiaries, Hines Nurseries, Inc. (“Hines Nurseries”) and Enviro-Safe Laboratories, Inc. Unless otherwise specified, references to “Hines” or the “Company” refer to Hines Horticulture, Inc. and its subsidiaries.

Hines is a leading national supplier of ornamental shrubs, color plants and container-grown plants with commercial nursery facilities located in Arizona, California, Florida, Georgia, New York, Oregon, Pennsylvania, South Carolina and Texas. Hines markets its products to retail and commercial customers throughout the United States.

As of December 31, 2001, the Company also had a growing media business. The growing media business was conducted through Sun Gro Horticulture, Inc. (“Sun Gro-U.S.”), a wholly owned subsidiary of Hines Nurseries, Sun Gro-U.S.’s wholly owned subsidiary, Sun Gro Horticulture Canada Ltd. (“Sun Gro-Canada”), and Sun Gro-Canada’s direct and indirect Canadian subsidiaries.

On March 27, 2002, the Company sold the assets of Sun Gro-U.S. and the stock of Sun Gro-Canada, its growing media business, to the Sun Gro Horticulture Income Fund, a newly established Canadian income fund. The assets sold included 14 facilities located across Canada and the United States and control of approximately 50,000 acres of peat bogs in Canada. Hines no longer harvests, produces or sells peat moss or has the rights to the Sunshine, Parkland Fairway, Black Gold, Lakeland Grower, Alberta Rose, Nature’s and Gardener’s Gold trade names. Hines received net proceeds of approximately $119,000 from the sale, which were used to pay down outstanding bank debt. The Company recognized a $5,562 loss, net of tax, from the sale of its growing media business for the year ended December 31, 2002. The Company’s current operations consist solely of its green goods business.

The Consolidated Financial Statements include the accounts of Hines and its wholly owned subsidiaries after elimination of intercompany accounts and transactions. The Company has early adopted the provisions of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), and accordingly, the Company’s Consolidated Financial Statements have been restated to reflect the financial position, results of operations and cash flows of the Sun Gro business as “discontinued operations.”

Accounting Pronouncements Adopted

Effective January 1, 2002, Hines adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill will no longer be amortized, but will be subject to a periodic test for impairment based upon fair values. SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment. The second step is to measure the amount of the impairment loss. In the year of adoption, the initial testing must be done as of the beginning of the fiscal year. For this transition testing, the first step must be completed within six months and the second step must be completed by the end of the Company’s fiscal year.

The Company completed the first step of the transition testing by June 30, 2002 and completed the second step by December 31, 2002. As a result, the pre-tax impairment charge related to goodwill as of January 1, 2002

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

was determined to be $78,757. As required by SFAS No. 142, the impairment charge was recorded net of its associated $23,609 tax benefit in the first quarter as a cumulative change in accounting principle, effective as of January 1, 2002. Net income has been reduced by the amount of the after-tax impairment charge. This impairment charge will not impact the Company’s covenants under its Amended Senior Credit Facility.

As required, the Company also tested goodwill for impairment as of December 31, 2002. In conducting Step 1 of the impairment test, the Company determined that there was no impairment of goodwill as of December 31, 2002.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” (“SFAS No. 141”). SFAS No. 141, among other things, eliminates the use of the pooling of interests method of accounting for business combinations.

Effective January 1, 2001, Hines adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended. Adopting the provisions of SFAS No. 133 on January 1, 2001 resulted in a cumulative after-tax charge to Accumulated Other Comprehensive Income as of January 1, 2001 of $2,334, representing the fair value of the interest rate agreement, net of tax. This amount is being amortized as interest rate agreement expense over the term of the debt. For the twelve months ended December 31, 2002, the Company recognized a pre-tax loss of $2,573 reported as interest rate swap agreement expense in the Consolidated Statements of Operations related to the change in the fair value of the interest rate agreement.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based-Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of account for stock-based employee compensation and the effect of the method used on reported results. The annual disclosure requirements of SFAS No. 123 are effective for the Company as of December 31, 2002 and the interim disclosure requirements will be effective during its first quarter of fiscal year 2003. As permitted under both SFAS No. 123 and SFAS No. 148, the Company continues to follow the intrinsic value method of accounting under Accounting Principles Board No. 25 “Accounting for Stock Issued to Employees.”

	Year Ended December 31
	2002	2001	2000
Net (loss) income, as reported	$(52,703)	$3,425	$12,438
Stock option expense	(1,086)	(2,025)	(2,016)

Pro forma net (loss) income	$(53,789)	$1,400	$10,422

Earnings per share:
Basic and diluted – as reported	$(2.39)	$0.16	$0.56

Basic and diluted – pro forma	$(2.44)	$0.06	$0.47

Revenue Recognition

Hines records revenue, net of sales discounts and allowances, when all of the following have occurred: an agreement of sale exists, product delivery and acceptance has occurred and collection is reasonably assured.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

Sales Returns and Allowances: Amounts accrued for sales returns and allowance are maintained at a level believed adequate by Management to absorb probable losses in the trade receivable due to sales discounts and allowances. The provision rate is established by Management using the following criteria: past sales returns experience, current economic conditions, and other relevant factors, and are re-evaluated on a quarterly basis. The allowance is increased by provisions for sales discounts and allowances charged against income. The Company records revenue, net of sales discounts and allowances, when the risk of ownership is transferred to the customer. Allowances are provided at the time of revenue is recognized in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists.”

Allowance for Doubtful Accounts: The allowance for bad debts is maintained at a level believed adequate by Management to reflect the probable losses in the trade receivable due to customer default, insolvency or bankruptcy. The provision is established by Management using the following criteria: customer credit history, customer current credit rating and other relevant factors, and is re-evaluated on a quarterly basis. The allowance is increased by provisions to bad debt expense charged against income. All recoveries on trade receivables previously charged off are credited to the accounts receivable recovery account charged against income, while direct charge-offs of trade receivables are deducted from the allowance.

Concentration of Credit Risk

The Company is subject to credit risk primarily through its accounts receivable balances. Credit risk on accounts receivable balances are minimized as a result of the large and diverse nature of the Company’s customer base throughout North America. The Company does not require collateral for its accounts receivable. Certain customers are granted deferred payment terms (“dating”). At December 31, 2002, 2001 and 2000, significant accounts receivable balances were subject to dating terms. The Company’s largest customer accounted for approximately 47%, 44% and 41% of the Company’s consolidated net sales excluding discontinued operations in 2002, 2001 and 2000, respectively.

Amortization of Deferred Financing Expenses

Deferred financing expenses are being amortized using a method, which approximates the effective interest method over the term of the associated financing agreements. As a result of the Company’s third amendment to its Senior Credit Facility, $4,200 was capitalized as deferred financing fees. Assuming no additions, disposals or adjustments are made to the carrying values and/or useful lives of the assets, annual amortization expense is estimated to be approximately $3,465, $3,420 and $253 for the years ending December 31, 2003, 2004 and 2005, respectively.

Depreciation and Depletion

Fixed assets are stated at cost less accumulated depreciation. Interest is capitalized for qualifying assets during the assets’ acquisition period. The amount of interest capitalized for the years ended December 31, 2002, 2001 and 2000 was $0, $786 and $984, respectively. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the respective asset’s estimated useful life. Depreciation has been provided for on the straight-line method over the following estimated economic useful lives:

Buildings	20 to 60 years
Machinery and equipment	2 to 25 years
Vehicles and trailers	2 to 15 years
Software	5 to 10 years
Furniture and fixtures	3 to 5 years

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

Impairment of Long-Lived Assets

The Company annually evaluates its long-lived assets, including identifiable intangible assets, for potential impairment. When circumstances indicate that the carrying amount of the asset may not be recoverable, as demonstrated by the projected undiscounted cash flows, an impairment loss would be recognized based on fair value. The Company has adopted SFAS No. 144. The adoption of SFAS No. 144 did not have a material impact on the Company’s accounting policy related to the impairment of long-lived assets.

Environmental Costs

The Company recognizes environmental liabilities when conditions requiring remediation are identified. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Environmental liabilities are not discounted or reduced for possible recoveries from insurance carriers.

Internal Use Software

The Company capitalizes costs of materials, consultants, interest and payroll and payroll-related costs for employees incurred in developing internal-use computer software in accordance with Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Computer software costs are being amortized using the straight-line method over an estimated useful life of 5 to 10 years.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Hines’ ornamental nursery stock has an average growing period of approximately eighteen months. All nursery stock is classified as a current asset based on Hines’ normal operating cycle.

Income Taxes

Hines’ operations are agricultural in nature and the Company derives significant benefits by qualifying to use the cash method of accounting for federal tax purposes. The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Advertising

The Company expenses advertising costs at the time the advertising first takes place. Advertising expense was $1,025, $977 and $989 for the years ended December 31, 2002, 2001 and 2000, respectively, excluding the discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share (“EPS”)

Earnings per share are calculated in accordance with SFAS No. 128 “Earnings per Share” (“SFAS No. 148”), which requires the Company to report both basic earnings per share, based on the weighted-average number of common shares outstanding, and diluted earnings per share, based on the weighted-average number of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options and warrants. For the twelve months ended December 31, 2002 and 2001, the incremental shares related to the 440,000 warrants outstanding increased fully diluted shares by 5,463 and 18,659, respectively. Additionally, for the twelve months ended December 31, 2002 and 2001, shares related to employee stock options in the amount of 0.3 million and 2.8 million, respectively, were excluded from the computation of diluted earnings per share because they would have been anti-dilutive.

Shipping and Handling Fees and Costs

In September 2000, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs” (“EITF No. 00-10”). EITF No. 00-10 became effective in the fourth quarter of 2000 and addresses the income statement classification of amounts charged to customers for shipping and handling, as well as costs related to shipping and handling. The EITF concluded that amounts billed to a customer in a sale transaction related to shipping and handling should be classified as revenue. The Company adopted EITF No. 00-10 in the fourth quarter of fiscal 2000. Prior to adopting EITF No. 00-10, the Company classified certain shipping and handling fees as an offset to selling and distribution expenses. Shipping and handling fees included as revenue totaled $27,229, $25,473 and $23,275 for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company classifies shipping and handling costs as part of selling and distribution expenses. Shipping and handling costs were $69,044, $64,694 and $58,866 for the years ended December 31, 2002, 2001 and 2000, respectively, excluding those attributable to discontinued operations.

New Accounting Pronouncements

In August 2001, Financial Accounting Standards Board issued SFAS No. 143 “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It would be effective for the Company beginning with its 2003 financial statements. The Company is in the process of evaluating the impact of SFAS No. 143 on its financial statements and will adopt the provisions of this statement in the first quarter of fiscal year 2003.

In June 2002, Financial Accounting Standards Board issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, including Certain Costs Incurred in a Restructuring.” The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect this to have a material impact on its financial statements.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentations.

2.    Inventories

Inventories consisted of the following:

	December 31,
	2002	2001
Nursery stock	$161,007	$155,096
Materials and supplies	8,974	9,579

	$169,981	$164,675

3.    Fixed Assets

Fixed assets consisted of the following:

	December 31,
	2002	2001
Land	$31,541	$29,245
Buildings and improvements	93,064	91,687
Machinery and equipment	32,327	30,796
Software	17,891	17,296
Construction in progress	3,518	3,469

	178,341	172,493
Less accumulated depreciation and depletion	38,102	30,106

Fixed assets, net	$140,239	$142,387

4.    Goodwill

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In accordance with this standard, goodwill has been classified as indefinite-lived assets no longer subject to amortization. Indefinite-lived assets are subject to impairment testing upon adoption of SFAS No. 142 and at least annually thereafter. In accordance with SFAS No. 142, this involves a two step process. First, the Company must determine if the carrying amount of equity exceeds the fair value based upon the quoted market price of the Company’s common stock. If the Company determines that goodwill may be impaired, the Company compares the “implied fair value” of the goodwill, as defined by SFAS No. 142, to its carrying amount to determine the impairment loss, if any. The initial impairment analysis was completed in the fourth quarter of 2002. The Company recorded a one-time, non-cash charge of $55,148 to reduce the carrying value of its goodwill. The Company has recognized this impairment charge as a cumulative effect of change in accounting principle. Our measurement of the fair value of the goodwill was based on the market capitalization of the Company’s common stock over a reasonable period of time, including a control premium. Accordingly, the

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

primary factor contributing to the impairment charge was the overall deterioration in the Company’s stock price and the Company’s substantial leverage.

	Years Ended December 31,
	2002	2001	2000
Net income
Reported net (loss) income	$(52,703)	$3,425	$12,438
Goodwill amortization, net of tax	—	2,064	1,781

Adjusted net (loss) income	$(52,703)	$5,489	$14,219

Earnings per basic share
Reported net (loss) income	$(2.39)	$0.16	$0.56
Adjusted net (loss) income	$(2.39)	$0.25	$0.64

Earnings per diluted share
Reported net (loss) income	$(2.39)	$0.16	$0.56
Adjusted net (loss) income	$(2.39)	$0.25	$0.64

5.    Revolving Lines of Credit

The Company’s Amended Senior Credit Facility provides for a $115,000 working capital revolving credit facility that expires on December 31, 2004. The Amended Senior Credit Facility also provides for an additional $30,000 seasonal working capital revolving credit facility that is guaranteed by the Company’s majority shareholder, Madison Dearborn Capital Partners, L.P. (“MDCP”), which can only be borrowed and outstanding between February 1 and June 15 of each year and expires on June 15, 2004.

The interest rate spread over the U.S. prime rate and Eurodollar rate varies depending upon the Company’s quarterly leverage and interest coverage ratios as defined in the Amended Senior Credit Facility agreement. Substantially all of the assets and common stock of the Company collateralize the revolving credit facilities and all other obligations under the Amended Senior Credit Facility. The Amended Senior Credit Facility contains covenants that, among other matters, establish minimum interest coverage and net worth and maximum leverage ratios and capital expenditure amounts. The average daily amount of the unused portion of the revolving credit facilities is subject to a commitment fee that varies depending upon the Company’s quarterly leverage ratio as defined in the Amended Senior Credit Facility agreement. The weighted average interest rate on borrowings outstanding under the Company’s revolving lines of credit for the years ended December 31, 2002 and 2001 was approximately 6.2% and 7.9%, respectively.

Effective March 18, 2003, the Company obtained a fourth amendment to its Amended Senior Credit Facility to (i) allow the Company to add back to EBITDA for 2002 and 2003 specific charges related to certain one-time events for purposes of its financial covenants that establish minimum EBITDA levels, minimum interest coverage ratios and maximum leverage ratios, and (ii) allow the Company to add-back to EBITDA fees and expenses associated with the fourth amendment. In consideration for approving the amendment, all consenting lenders were paid a fee of 25 basis points on outstanding loan commitments, which equated to approximately $625.

In management’s opinion, cash generated by operations and from borrowings available under the amended Senior Credit Facility will be sufficient to meet the Company’s anticipated working capital, capital expenditures and debt service requirements through 2003. A total of $17,500 will become due under the Senior Credit Facility during 2003.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

The Senior Credit Facility requires the Company to maintain compliance with various financial covenants. Failure to comply with any of the covenants of the Senior Credit Facility during 2003 would require the Company to seek waivers or an amendment to the Senior Credit Facility. The Company has been successful in negotiating amendments to its bank agreements, including the amendment to the Senior Credit Facility, effective March 18, 2003. If the Company is unable to obtain such waivers, all debt under the Senior Credit Facility would become due and payable ($175,220 at December 31, 2002). The Company was in compliance with these covenants during 2002 and, based upon management’s 2003 operating plan, expects to remain in compliance with these covenants during 2003.

A total of $84,970 will become due under the Senior Credit Facility during 2004. The Company expects to refinance this debt with existing financial institutions or others, or extend its maturity prior to maturity. There can be no assurance that management will be successful in refinancing this debt or extending its maturity.

6.    Long-term Debt

	December 31, 2002	December 31, 2001
Tranche B term debt, interest at the bank’s reference rate (4.25% and 4.75% at December 31, 2002 and 2001, respectively) plus 3.00% or the Eurodollar rate plus 4.00%. Due on December 31, 2004.	$51,100	$99,000

New term debt interest at the bank’s reference rate (4.25% and 4.75% at December 31, 2002 and 2001, respectively) plus 3.00% or the Eurodollar rate plus 4.00%. Principal payments due from June 30, 2003 through December 31, 2004 ranging from $3,500 to $10,000 with the remaining balance due on December 31, 2004, as specified in the loan agreement.	51,370	111,386

Senior Subordinated Notes, Series B, interest at 12.75% payable semi-annually on each June 30 and December 31, maturing on October 15, 2005.	79,782	79,040

Other obligations due at various dates through 2004.	162	444

	182,414	289,870
Less current portion of continuing operations	17,585	43,159
Less amounts owing of discontinued operations		37,072

Total long-term debt	$164,829	$209,639

The following are the Company’s estimated principal maturities of long-term debt outstanding pursuant to the amendment of the Company’s Amended Senior Credit Facility, as amended on February 1, 2002 for each of the next three years ending December 31:

2003	$17,585
2004	85,047
2005	81,900

184,532
Less: amounts representing future interest	(2,118)

Total	$182,414

The Company’s Tranche B and new term debt make up a portion of the Amended Senior Credit Facility. Refer to Note 5 for information on the Company’s fourth amendment to the Senior Credit Facility.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

The Senior Subordinated Notes were issued by Hines Nurseries and are redeemable, in whole or in part, at the option of the Company, on or after October 15, 2000 at a redemption price of 106.00% of the principal amount thereof plus accrued interest, if any, to the date of redemption. The Notes contain an embedded derivative in the form of a put option whereby the holder has the right to put the instrument back to the Company at 105% if a change in control of the Company should occur. This put option will be marked-to-market quarterly and any effect will be shown in the Statement of Operations. The Company does not anticipate that the derivative will have significant value because no change of control is currently contemplated. The Senior Subordinated Notes are unsecured and subordinated to all existing and future senior debt and unconditionally guaranteed on a senior subordinated basis by Hines.

In addition, under its Senior Subordinated Notes, the Company is obligated to pay a premium at maturity equal to 5.00% of the principal amount of the Senior Subordinated Notes to be repaid. The Company is accreting this premium over the term of the maturity of the Notes. At December 31, 2002, the amount of the premium was $1,800 and, based on the $78,000 of Notes outstanding, is expected to be $3,900 upon maturity.

The indenture governing the Senior Subordinated Notes imposes certain limitations on the ability of Hines, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments and consummate certain asset sales.

7.    Commitments and Contingencies

Operating Leases

The Company leases certain land, office, trucks and warehouse facilities under various renewable long-term operating leases, which expire through 2010. Certain of these leases include escalation clauses based upon changes in the consumer price index and/or the fair rental value of leased land. One of the operating land leases requires the Company to pay rent equal to the greater of 2.25 percent, increasing to 3 percent by the year 2010, of the sales derived from the related land, or a minimum per acre amount, as defined in the agreement. Total rent expense for continuing operations for these operating lease agreements for the years ended December 31, 2002, 2001 and 2000 was $9,174, $8,144 and $8,627, respectively.

The following are the Company’s future minimum annual payments under its non-cancelable operating leases for each of the next five years ending December 31 and thereafter:

Continuing Operations
2003	$4,512
2004	4,076
2005	3,310
2006	2,347
2007	718
Thereafter	6,498

$21,461

Legal Matters

From time to time, the Company is involved in various disputes and litigation matters, which arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

these disputes and lawsuits may adversely affect the Company. Management believes, however, that the ultimate resolution of such matters will not have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

8.    Shareholders’ Equity

On June 22, 1998, the Board adopted the 1998 Long-Term Equity Incentive Plan (the “1998 Stock Plan”). The 1998 Stock Plan provides for grants of stock options, stock appreciation rights, restricted stock, performance awards and any combination of the foregoing to certain directors, officers and employees of the Company and its subsidiaries. The purpose of the 1998 Stock Plan is to provide such individuals with incentives to maximize shareholder value and otherwise contribute to the success of the Company and to enable the Company to attract, retain and reward the best available persons for positions of substantial responsibility. The options are granted at the fair market value of the shares underlying the options at the date of grant, and generally become exercisable over a four-year period and expire in ten years.

On June 1, 2000, the Board adopted and approved to increase the number of shares of common stock available for issuance under the 1998 Stock Plan by 1.0 million shares. At December 31, 2002, the Company had reserved 3.6 million shares of its common stock for issuance upon exercise of options granted or to be granted under this plan.

On July 9, 2002, the Company offered to exchange all outstanding stock options held by certain employees under the 1998 Stock Plan for new stock options to be granted under the 1998 Stock Plan upon the terms and subject to the conditions described in the offer to exchange. If an employee elected to participate in the exchange, they were required to tender for exchange all of the stock options they held in exchange for a certain number of new stock options. The offer to exchange expired on August 14, 2002 and all stock options properly tendered before the expiration of the offer to exchange were accepted and cancelled on August 15, 2002. A total of 1.8 million stock options were tendered by employees and cancelled pursuant to the terms of the offer to exchange.

On February 18, 2003, the Company granted new stock options to those employees who participated in the exchange program. The exercise price of the new stock options is $5.50 per share. A total of 0.8 million new options were granted pursuant to this exchange program. There was no additional compensation expense associated with the exchange program.

The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) in 1998. As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations, but provides pro forma disclosures of net income and earnings per share as if the fair value method (as defined in SFAS No. 123) had been applied. Had compensation cost been determined using the fair value method prescribed by SFAS No. 123, the Company’s net income and earnings per share, including discontinued operations, for the years ended December 31, 2002 and 2001 would have been as noted in Note 1.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

The Company estimates the weighted average fair value of each stock option on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000
Dividend Yield	0%	0%	0%
Expected volatility	74.16%	85.77%	92.58%
Risk-free interest rate	3.36%	5.56%	5.56%
Expected life	Six years	Six years	Six years

A summary of the status of the Company’s stock option plan as of December 31 is presented below:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding – beginning of year	2,824,814	$9.81	2,897,480	$9.93	2,274,470	$10.99
Granted	—	—	81,000	4.53	287,600	7.86
Granted	—	—	—	—	200,000	6.88
Granted	—	—	—	—	297,200	6.38
Exercised	—	—	—	—	—	—
Cancelled	(2,553,736)	9.97	(153,666)	8.91	(161,790)	10.73

Outstanding – end of year	271,078	$8.33	2,824,814	$9.81	2,897,480	$9.93

Weighted average fair value of options granted during period		$—		$3.52		$3.69

The weighted average remaining contractual life was seven years at December 31, 2002. As of December 31, 2002, expiration dates ranged from June 22, 2008 to October 8, 2011. The range of exercise prices was $3.32 to $11.00 for options outstanding as of December 31, 2002.

Warrants

In November of 2000, in connection with the Third Amendment to the Senior Credit Facility, the Company issued a warrant to its majority stockholder in exchange for guarantee for the extension of the $30,000 seasonal revolving loan commitment. The warrant is convertible into 440,000 shares of common stock at an exercise price of $3.50 per share valued at $843. The warrant is exercisable at any time prior to December 31, 2005. If the majority shareholder is required to make any payment with respect to its guarantee on the seasonal revolving loan commitment, the Company would be required to issue to the majority shareholder an additional warrant to purchase a number of shares of the Company’s common stock equal to the amount of such payment divided by the then-current market price of the Company’s common stock.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

9.    Income Taxes

The components of (loss) income before provision for income taxes and the provision for income taxes consisted of the following:

	For the Years Ended December 31,
	2002	2001	2000
(Loss) income before income taxes:
U.S.	$(64,377)	$10,723	$16,504
Foreign	3,963	8,645	(257)

	$(60,414)	$19,368	$16,247

Income from continuing operations	$15,053	$10,320	$18,671
Income (loss) from discontinued operations	5,029	9,048	(2,424)
Loss from extraordinary item	(1,739)	—	—
Loss from SFAS No. 142 adjustment	(78,757)	—	—

	$(60,414)	$19,368	$16,247

Current income tax provision:
Federal	$—	$—	$—
State	1,400	—	—
Foreign	819	1,090	605

	$2,219	$1,090	$605

Deferred provision (benefit):
Federal	$(8,360)	$12,121	$3,643
State	(2,410)	863	764
Foreign	840	1,869	(1,203)

	(9,930)	14,853	3,204

	$(7,711)	$15,943	$3,809

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

The reported provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 35 percent to income before provision for income taxes as follows:

	For the Years Ended December 31,
	2002	2001	2000
Provision computed at statutory rate	$(21,145)	$6,779	$5,686
Increase (decrease) resulting from:
State tax, net of federal benefit	(1,010)	546	764
Foreign taxes	272	389	(12)
Goodwill	8,881	413	470
Canada withholding tax	3,344	—	—
Meals and entertainment	118	194	173
Reduction in tax reserves	—	(482)	—
Investment in Foreign Subsidiary	1,840	8,125	—
SFAS No. 52—Translation remeasurement	—	—	(2,995)
Capital loss valuation allowance	—	—	(571)
Other	(11)	(21)	294

	$(7,711)	$15,943	$3,809

Provision for continuing operations	$5,456	$4,627	$8,034
Provision (benefit) for discontinued operations	10,442	11,316	(4,225)
Benefit for SFAS No. 142 adjustment	(23,609)	—	—

	$(7,711)	$15,943	$3,809

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

Deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2002	2001
Deferred tax assets:
Deferred expenses	$—	$586
Capital loss carryforwards	—	477
Deferred currency loss	—	413
Net operating loss carryforwards	5,102	19,506
Foreign currency cumulative translation adjustment	—	3,690
Book/tax difference in debt	7,640	7,978
Intangible asset basis differences	17,869	—
Other	(284)	174

Gross deferred tax assets	30,327	32,824

Deferred tax liabilities:
Accrual to cash adjustment	(63,994)	(64,874)
Fixed asset basis differences	(12,562)	(31,930)
Intangible asset basis differences	—	(3,169)
Investment in foreign subsidiary	—	(8,125)
Canada withholding tax	(3,344)	—
Other	(1,455)	(1,284)

Gross deferred tax liabilities	(81,355)	(109,382)

Net deferred tax liability	$(51,028)	$(76,558)

Deferred income tax liability, current	$(63,994)	$(72,000)
Deferred income tax asset (liability), non-current	12,966	(4,558)

	$(51,028)	$(76,558)

Deferred income tax liability – current – Continuing operations	$(63,994)	$(64,874)
Deferred income tax liability – current – Discontinued operations	—	(7,126)

	$(63,994)	$(72,000)

Deferred income tax asset – non-current – Continuing operations	$12,966	$7,727
Deferred income tax liability – non-current – Discontinued operations	—	(12,285)

	$12,966	$(4,558)

The Company derives significant benefits by qualifying to use the cash method of accounting for federal income tax purposes. Under the cash method, sales are included in taxable income when payments are received and expenses are deducted as they are paid. The primary benefit the Company receives is the ability to deduct the cost of inventory as it is incurred. The net benefit realized by the Company thus far is represented by the “Accrual to Cash Adjustment” item above. Because the items to which this “Accrual to Cash Adjustment” relate are comprised of current assets and current liabilities in the balance sheet (such as inventory, accounts receivable, accounts payable, etc.), this deferred tax item is also characterized as current.

At December 31, 2002, the Company had approximately $9,646 in net operating loss carryforwards for federal income tax reporting purposes. The Company’s federal net operating losses begin to expire in 2020.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

10.    Employee Benefit Plans

As of January 1, 2001, Hines Nurseries established a 401(k) Retirement Savings Plan for salaried and permanent hourly employees. Participants may make voluntary contributions to the plan up to a maximum of ten thousand five hundred dollars not to exceed 15 percent of their annual compensation (as defined). Hines’ matching contribution to the Plan is equal to 25 percent of the participant’s voluntary contribution not to exceed 4 percent of the participant’s salary per calendar year. As of January 1, 2002, pursuant to IRS rules, participants may make voluntary contributions to the plan up to a maximum of eleven thousand dollars not to exceed 20 percent of their annual compensation (as defined). In addition to this, employees over age 50 may now contribute an additional $1. Hines’ matching contribution to the Plan is equal to 100 percent of the first 3 percent of a participant’s voluntary deferral of salary, and 50 percent of the next 2 percent of a participant’s voluntary deferral of salary per calendar year. As of January 1, 2003, pursuant to IRS rules, participants may make voluntary contributions to the plan up to a maximum of twelve thousand dollars not to exceed 20 percent of their annual compensation (as defined). In addition to this, employees over age 50 may now contribute an additional $2. Hines’ matching contribution to the Plan is equal to 100 percent of the first 3 percent of a participant’s voluntary deferral of salary, and 50 percent of the next 2 percent of a participant’s voluntary deferral of salary per calendar year.

The total expense related to the Hines plan was $1,593, $342 and $0 for the years ended December 31, 2002, 2001 and 2000, respectively.

11.    Supplemental Cash Flow Information

Supplemental disclosure of non-cash investing and financing activities were as follows:

	December 31,
	2002	2001	2000
Fair value of assets acquired	$1,265	$9,211	$118,282
Liabilities assumed and incurred in connection with acquisitions	—	—	(6,007)
Discontinued operations	—	—	(1,485)

Cash paid	$1,265	$9,211	$110,790

12.    Fair Values of Financial Instruments

The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments:

Cash

The carrying amount reported in the balance sheet for cash approximates its fair value.

Short-term and Long-term Debt

The fair value of the Senior Subordinated Notes is based on the closing price of the debt securities at December 31, 2002 and 2001. The carrying amount of the Company’s other long-term debt approximates its fair value based upon borrowing rates currently available to the Company. The carrying amount of the short-term debt approximates the fair value based on the short-term maturity of the instrument.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

Interest Rate Swap

In May 2000, the Company entered into an interest rate swap agreement to hedge $75,000 of its long-term debt. The Company does not hold or issue interest rate swap agreements for trading purposes. This interest rate swap agreement effectively converts a portion of the Company’s variable rate debt to a fixed rate of 7.13% based on the 3-month London Interbank Offering Rate (“LIBOR”) rate in effect at the beginning of each quarterly period, with a maximum rate of 8%. The interest rate swap agreement matures in February 2005.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2002 and 2001 are as follows:

	December 31,
	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash	$—	$—	$—	$—
Revolving line of credit	72,750	72,750	100,000	100,000
Long-term debt (including current portion)	182,414	184,533	252,798	251,240
Interest rate swap agreement liability	8,741	8,741	7,117	7,117
Discontinued Operations Long-term debt (including current portion)	—	—	37,072	37,072

13.    Valuation and Qualifying Accounts

Activity with respect to the Company’s allowance for doubtful accounts receivable is summarized as follows:

	For the Years Ended December 31,
	2002	2001
Beginning balance	$1,303	$1,528
Charges to expense	1,049	699
Amounts written off	(355)	(924)

Ending balance	$1,997	$1,303

14.    Guarantor/Non-guarantor Disclosures

The Senior Subordinated Notes issued by Hines Nurseries (the issuer) have been guaranteed by Hines (the parent guarantor) and by Hines SGUS, Inc. (“Hines SGUS”) (the subsidiary guarantor) (formerly known as “Sun Gro-U.S. or “Sun Gro Horticulture, Inc.”). The issuer and the subsidiary guarantor are wholly owned subsidiaries of the parent guarantor and the parent and subsidiary guarantees are full, unconditional and joint and several. The Senior Subordinated Notes were not guaranteed by Sun Gro – Canada, which was sold in March 2002 and reflected as a discontinued operation in these financial statements.

The indenture for the Senior Subordinated Notes imposes a number of restrictions on Hines Nurseries, including its ability to incur additional indebtedness, to make certain restricted payments (including dividends to Hines (the parent guarantor)), to make certain asset dispositions, to incur additional liens and to enter into other significant transactions.

HINES HORTICULTURE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in Thousands, except for per share data)

The Company’s Amended Senior Credit Facility also places various restrictions on both Hines and Hines Nurseries, including, but not limited to, limitations concerning the incurrence of additional debt and the payment of dividends.

Hines, the parent guarantor, has no independent assets or operations. Although Hines SGUS is still in existence, all of its operating assets were sold in March 2002 as part of the company’s sale of its Sun Gro operations. As a result, Hines SGUS currently conducts no operations and has no material assets or liabilities. As previously indicated, the Company’s consolidated financial statements have been restated to reflect the financial position, results of operations and cash flows of its Sun Gro business as “discontinued operations.” As a result of the foregoing, condensed consolidating financial information regarding Hines and Hines Nurseries is not presented.

15.    Subsequent Events

On February 3, 2003, the Board of Directors accepted the resignation of Stephen P. Thigpen as Chairman and C.E.O. and appointed Douglas D. Allen as Chairman and Robert A. Ferguson as Chief Operating Officer. Pursuant to his employment agreement with the Company, dated as of August 3, 1995, the Company made a lump sum cash payment to Mr. Thigpen of two times his annual base salary totaling $1,050 which will be recorded as compensation expense in the three months ending March 31, 2003.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS No. 145”). SFAS No. 145 addresses financial accounting and reporting for the extinguishments of debt, leases and intangible assets of motor carriers. The Company adopted SFAS No. 145 on January 1, 2003 and reclassified the loss on debt extinguishment previously reported as an extraordinary item as of June 30, 2002 of $1,026, net of a $713 tax benefit, to continuing operations.